Investment Banking Agreement

This Investment Banking Agreement (the "Agreement") is made and entered into as of August 1, 2006 by and among, Capital City Petroleum, LLC (the "Company") having its place of business at 1335 Dublin Road, Suite 122-D, Columbus, OH 43215; with and Capital City Partners Southeast LLC, (“CCPSE”) having its place of business at 1550 Madruga Avenue, Suite 305, Coral Gables, Flordia 33146.

Engagement of Services

The Company hereby retains CCPSE, for the purpose of providing to the Company Consulting and Investment Banking services, specifically with the mandate to:

A)	Assist the Company in developing a business plan, financial model and capitalization plan, to be utilized by the Company for a financing,
B)	Lead the merger and acquisition efforts on behalf of the Company,
C)	Assist the Company in "going public" and in the roll-up/conversion to equity of current Capital City Energy Fund investors into the Company,
D)	Complete a meaningful institutional/strategic financing of growth capital for the Co., and
E)	Create an exit strategy for the Company's investors through a liquidity event and/or the strategic sale of part or all of the Company.

CCPSE agrees to be retained to provide such services described in Section One below on an exclusive basis pursuant to the terms and conditions set forth herein.

Section One: Statement of Work

CCPSE will, on behalf of the Company, perform the following Investment Banking and Advisory Services:

(a)                 CCPSE shall be available for advice, and shall advise the Company with respect to such financial matters relating to: capital raising, whether from institutional and other investors or lenders or from the private placement of debt instruments or equity securities; public offerings of debt or equity; structure of debt or equity financings; acquisitions and other business ventures; stockholder and securities dealer relations;

(b)                 CCPSE will become educated in the business of the Company, with an emphasis on the Company's business model, corporate structure and equity ownership. CCPSE will be available to perform advisory services including; general business and financial analysis, corporate strategy development, transactional feasibility analysis, and to assist the Company in the preparation of any descriptive materials to be issued by the Company.

(c)                 CCPSE will act as investment banker in executing the approved business plan. In this capacity, CCPSE will identify potential investors, strategic partners and or acquisition or merger candidates. CCPSE will contact these firms and investors, on behalf of the Company, and will qualify them as appropriate partners. CCPSE will assist the Company in structuring and negotiating the transactions. The Company agrees not to solicit any of CCPSE's strategic partner introductions for capital, without the appropriate written approval by CCPSE.

For the duration of this Agreement, on an exclusive basis, CCPSE will have the ability to engage in substantive discussions with potential investors, acquirers, merger or acquisition candidates, strategic partners and/or joint venture partners on behalf of the Company. CCPSE will provide the Company with the names of parties to whom it intends to disclose proprietary information, which will be required to enter into a Confidentiality Agreement with the Company and CCPSE prior to receiving any proprietary or confidential information of the Company. In performing its services herein, CCPSE shall be entitled to rely without investigation upon all information that is provided by the Company, which information the Company hereby warrants that to the best of its knowledge and information shall be complete and accurate in all material respects, and not misleading. CCPSE in no way guarantees that the Company will successfully raise capital.

Section Two
Work Responsibilities

It is understood that CCPSE's services will be rendered both on and off-site of the Company. Subject to CCPSE providing reasonable prior notice, the Company agrees to provide an office, secretarial support, and time of key employees while CCPSE is on-site performing the services described in Section One. In the performance of the services covered by this Agreement, the services and the hours CCPSE works, will be entirely within CCPSE's control. CCPSE will share that information if the Company requests it.

Section Three
Duration

The duration of this Agreement (the "Term") shall extend for a period of eighteen (18) months from the execution date first written above, and/or signed. The Company may extend the term of this agreement for three (3) additional six (6) month increments.

Section Four
Payment

The Company will pay a non-refundable initial retainer of Ten-Thousand Dollars ($10,000) with the signing of this agreement, and agrees to pay monthly consulting fees of Ten-Thousand Dollars ($10,000) for services to be performed by CCPSE, commencing with the signing of this agreement. The monthly consulting tees shall be due and payable every thirty (30) day period that this agreement is in full force.

Upon the execution by the Company and CCPSE of any of the following mandates: A) assist the Company in developing a business plan, financial model and capitalization plan to be utilized by the Company for a financing, B) lead the merger and acquisition efforts on behalf of the Company, C) assist the Company in "going public" and in the rol1~up/conversion to equity of current Fund investors into the Company, D) complete a meaningful institutional/strategic financing of growth capital into the Company, and E) create an exit strategy for the Company's investors through a liquidity event and/or the strategic sale of part or all of the Company, the Company will grant CCPSE a warrant to acquire the equivalent of five percent (5%) of the shares of the Company's fully diluted common stock exercisable at the value of the aforementioned transaction price or as mutually determined. The warrants can be exercised at any time during the duration of this contract for up to five (5) years from the issuance of these warrants. The Company shall grant CCPSE standard piggyback registration rights to the common stock underlying the Warrants. The Company also agrees to a cashless exercise feature, in the event of the sale or merger of the Company (as defined by change of control definitions)

Section Five
Additional Transactions

For purposes of this Agreement, Additional Transaction(s) shall mean any additional "Debt Financing", "Subordinated Debt Financing", "Private Placement, Capital Infusion, Equity Investment or Financing", or a "Purchase, Merger or Sale Transaction", which may occur during this engagement, or within eighteen (18) months after the termination or expiration of this agreement. These additional transaction(s) are for default purposes only. It is anticipated that any additional transactional fees will be negotiated separately with the company, to retlcct any unique circumstances that may exist. CCPSE will utilize one of its broker-dealer relationships in order to be engaged, and to receive any potential success fees above and beyond the consulting and advisory services contemplated herein.

Debt Financings. For the purpose of this Agreement. a "Debt Financing" shall include any transaction (or series of transactions) which directly or indirectly results in: (i) senior and working capital lines, or other similar borrowings of the Company normally undertaken by businesses in the course of operations which includes capital received in consideration for notes, bonds, equipment leasing transactions, or debentures not expressly defined as "junior" or "subordinated" (discussed below), (ii) a combination of any such debt described above together with the issuance and warrants/options, or (Hi) convertible "debt, as described above, to equity" securities. In the case of a "Debt Financing" where the source of debt financing, excluding subordinated debt financing, closes during the Term of this Agreement, or within eighteen (18) months after the termination or expiration of this agreement, CCPSE or its broker-dealer nominee shall receive upon closing of the transaction, a lump-sum fee computed by taking the total amount of the Debt Financing multiplied by two (2%) percent.

Subordinated Debt Financings. For the purpose of this Agreement, a "Subordinated Debt Financing" shall mean any transaction (or series of transactions) which directly or indirectly results in the Company receiving proceeds from any debt financing junior or subordinated to other debt, Le., repayable in the case of liquidation only after senior debt with a higher claim and priority has been satisfied. This type of debt may be but not necessarily characterized by such features as interest only payments for a specified period of time, equity participation through warrants/options and other instruments, and convertible features. In the case of a "Subordinated Debt Financing" where the source of subordinated debt t1nancing closes during the Term of this Agreement, or within eighteen (18) months after the termination or expiration of this agreement, CCPSE or its broker-dealer nominee shall receive upon closing of the transaction, a lump-sum fee computed by taking the total amount of the Subordinated Debt Financing multiplied by four (5%) percent.

Equity Raise. For the Purpose of this Agreement, a "Private Placement, Equity Capital Infusion, or any Equity Investment or Financing" which directly or indirectly results in the transaction closing during the Term of this Agreement, or within eighteen (18) months after the termination or expiration of this agreement, CCPSE or its broker-dealer nominee shall receive upon closing of the transaction, a lump-sum consulting fee computed by taking the total gross proceeds from the Private Placement, Equity Capital Infusion, or any Equity Investment or Financing multiplied by ten (10%) percent. If the Equity component is in the form of a Private Placement Memorandum (PPM), CCPSE or its broker-dealer nominee shall receive upon closing of the transaction, a lump-sum fee computed by taking the total gross proceeds from the Private Placement multiplied by ten (10%) percent, plus a non-accountable expense allowance of three (3%) percent multiplied by the total gross proceeds from the Private Placement.

Purchase, Merger or Sale Transaction If an Purchase, Merger or Sale Transaction is consummated by the Company during the Term of this Agreement, or a period of eighteen (18) months after the termination or expiration of this Agreement, CCPSE or its broker-dealer nominee shall receive upon closing of the transaction a fee computed by taking the Total Consideration received multiplied by a percentage determined pursuant to the following schedule, assuming the minimum fee will be One Hundred Thousand dollars ($100,000) per transaction:

Total Consideration	Fee
$0 to $1,999,999	6.0%
$2,000,000 to $3,999,999	5.0%
$4,000,000 to $5,999,999	4.0%
$6,000,000 to $7,999,999	3.0%
$8,000,000 or greater	2.0%

A Purchase, Merger or Sale Transaction (or series of transactions) which directly or indirectly results in (i) the acquisition by the Company of all or any part of the existing capital stock of such third party or all or any part of the assets of such third patty (or any securities convertible into or exchangeable for or other rights to acquire all or any part of such capital stock or assets), or (ii) the acquisition by such third party of all or any part of the existing capital stock of the Company or all or any part of the assets of the Company (including any securities convertible into or exchangeable for or other rights to acquire all or any part of such capital stock or assets), including in each such case, without limitation, any sale or exchange of capital stock or assets (including cash and other liquid assets), any merger or consolidation (including any such transaction in which the third party is the surviving entity) or any similar transaction outside of the ordinary course of the Company's business.

For the purposes of this Agreement with respect to a Purchase, Merger or Sale Transaction, Total Consideration shall mean and be computed as the total sale proceeds and other consideration received by Company, its stockholders, directed beneficiaries, or any newly formed entity owned or participated in by Company ("New Company") an including, but not limited to; cash, securities. notes, debentures, agreements not-to-compete, including contingent and installment payments; consideration for assets owned by subsidiaries or entities controlled by the Company; the total value of liabilities specifically assumed by the aequirer; and any other tangible net benefit to the Company, its shareholders or directed beneficiaries aU as valued and set forth in the transaction documents, unless otherwise agreed in writing.

Payment of Fees and Warrants All fees due to CCPSE or its broker-dealer nominee pursuant to this Agreement arc payable in cash. All fees are payable to CCPSE at the closing date of the subject transaction. To the extent amounts are payable to Company after the closing date of a transaction, the Company shall pay CCPSE or its broker-dealer nominee the applicable fee associated with such amounts at the time such amounts arc actually received by Company. Any fees due and not paid when due will accrue interest at the rate of six percent (6.0%) annually, and the Company will be responsible for reasonable legal expenses, including without limitation appellate expenses (at both the trial and appellate level) incurred by the other in disputing such fees.

In addition, upon closing of a Transaction(s), including Debt Financing(s), Subordinated Debt Financing(s), Private Placement, Capital Infusion, Equity Investment, Financing or Purchase, Merger or Sale Transaction(s) CCPSE is entitled to a fee as described herein above, the Company or any successor entity will grant to CCPSE a warrant to purchase the common stock of Company (the "Warrant"), at a purchase price per share (the "Purchase Price") equal to the higher of a) if a public company, the average trailing 30 day closing bid price of the Company's stock as calculated for the period ending on the day immediately prior to the closing date of such Transaction(s), or b) the price per share paid by investors ill such Transaction(s), or (c) the lesser of the most recent transaction price per share paid by investors or an independent, third-party valuation. The formula for determining the amount of warrants to be issued, convertible into voting common shares, shall be calculated by taking the success fee paid to CCPSE in such Transaction and dividing it by the Purchase Price, as described above. Warrants shall be issued at the closing of the Transaction, and can be exercised at any time by CCPSE in whole or part over five (5) years. The Company or its successor entity agrees to reserve sufficient amount of common shares to cover the exercise of the Warrant. Company shall grant CCPSE standard piggyback registration rights for any common stock issued to CCPSE by the Company and any common stock underlying the Warrants. The Company also agrees to a cashless exercise feature. in the event of the sale or merger of the Company (as defined by change of control definitions).

The Company will reimburse CCPSE tor all pre-approved business expenses ("Expenses") incurred by CCPSE in the performance of the work as described in this Agreement, to include all reasonable travel expenses for Company approved meetings, not to exceed One-thousand ($1,000) dollars per month. Expenses will be billed and paid on a monthly basis, beginning on the first of each month beginning with the first calendar month following the date of this Agreement.

Section Six
Status of CCPSE; Indemnification

CCPSE is and shall be an independent contractor and is not and shall not be deemed or construed to be an employee of the Company by virtue of this Agreement. Neither CCPSE, nor the Company shall hold CCPSE out as an agent) partner, officer, director, or other employee of the Company in connection with this Agreement or the performance of any of the duties, obligations or performances contemplated hereby and CCPSE further specifically disclaims any and all rights to an equity interest in or a partnership with the Company by virtue of this Agreement or any of the transactions contemplated hereby, except as specifically provided herein. CCPSE specifically acknowledges and agrees that it shall have no authority to exccute any contracts or agreements on behalf of the Company or any other person that, directly or indirectly, through one or more intennediaries, controls, is controlled by or is under common control with the Company (an "Affiliate") and it shall have no authority to bind the Company or its Affiliates to any obligation (contractual or otherwise). For purposes of this Agreement, (a) the tcrm "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting interests, by contract or otherwise and (b) the term "person" shall mean an individual, partnership, corporation, limited liability company, limited liability partnership, tmst, joint venture or other entity.

In the event that CCPSE becomes involved in any capacity in any action, proceeding or investigation in connection with any matter referred to in this Agreement not resulting from or relating to CCPSE's recklessness, negligence, bad faith or intentional wrongful acts, the Company will reimburse CCPSE for reasonable legal and other expenses as such expenses are incurred in connection therewith. The Company will also indemnify and hold harmless CCPSE against losses, claims, damages or liabilities to which CCPSE may become subject in connection with any matter referred to in this Agreement, exccpt to the extent that any such loss, claim, damage or liability results from the recklessness, negligence, bad faith or intentional wrongful acts of CCPSE performing the services that are the subject of this Agreement. The provisions of this Section 7 shall survive any termination or expiration of this Agreement for a period of twenty-four (24) months.

Section Seven
Governing Law

The laws of the State of Florida shall govern this Agreement. Any controversy or claim arising out of, or relating to, this Agreement, to the making, performance, or interpretation of it, shall be settled by arbitration in Columbus, Ohio unless otherwise mutually agreed upon by the parties, under the commercial arbitration rules of the American Arbitration Association then existing, and any judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. If any legal action or any arbitflltion or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled. The Governing Law provisions shall survive any termination of this Agreement.

Section Eight
Integration

This Agreement contains the entire Agreement among the parties and supersedes all prior oral and written agreements, understandings, and representations among the patties. No amendments to this Agreement shall be binding unless executed in writing by all the parties.

Section Nine
Confidentiality

Except as otherwise required by law, the terms of this Agreement shall not be disclosed by CCPSE to any third party, with the exception of potential investors as part of their due diligence efforts, without the prior written consent of both parties to this Agreement. CCPSE shall keep confidential and not disclose any non-public information provided to it by or on behalf of the Company or by any third-party, in relation to any of the services provided or to be provided by it to the Company, except that it may disclose any such information to its advisors (which persons shull be bound by similar confidentiality obligations and for which CCPSE shall accept full responsibility in compliance with this Section) or as required by law or with the prior consent of the Company. The restrictions in the preceding sentence shall not apply to information that becomes publicly available through no fault of CCPSE or information that CCPSE may be required by law to disclose.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

Capital City Partners Southeast LLC	Capital City Petroleum, Inc.
/s/ Joseph A. Smith Joseph A. Smith Chief Executive Officer	/s/ Keith Kauffman Keith Kauffman President
Date: August 1, 2006	Date: August 1, 2006